     As filed with the Securities and Exchange Commission on August 17, 2005
                                                     Registration No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                               CEPTOR CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                               11-2897392
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                                 --------------

                            200 INTERNATIONAL CIRCLE
                                   SUITE 5100
                           HUNT VALLEY, MARYLAND 21030
                            TELEPHONE: (410) 527-9998
                    (Address of Principal Executive Offices)

                                 --------------

                            2004 INCENTIVE STOCK PLAN
                                 FOUNDERS' PLAN
                            (Full Title of the Plans)

                                 --------------

                               WILLIAM H. PURSLEY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               CEPTOR CORPORATION
                            200 INTERNATIONAL CIRCLE
                                   SUITE 5100
                           HUNT VALLEY, MARYLAND 21030
                            TELEPHONE: (410) 527-9998
(Name, Address and telephone number, including area code, of agent for service)

                                    COPY TO:

                             HARVEY J. KESNER, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                PARK AVENUE TOWER
                               65 EAST 55TH STREET
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 451-2300
                            FACSIMILE: (212) 451-2222

                                 --------------

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================
           Title of                  Amount To Be           Proposed Maximum           Proposed Maximum           Amount of
   Securities to be Registered       Registered (1)     Offering Price Per Share   Aggregate Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001       105,195                $2.93 (2)                 $  308,221.35 (2)           $ 36.28
per share: shares subject
to outstanding options
--------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001         7,500                $1.70                     $   12,750                  $  1.50
per share: restricted shares
issued and outstanding
--------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001     1,170,435                $1.70 (3)                 $1,989,739.50 (3)           $234.19
per share: shares issuable
under the 2004 Incentive Stock Plan
--------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001     3,031,943 (5)            $0.0001                   $      303.19               $  0.04
per share: Founders' Plan (4)
================================================================================================================================
(1)   Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the 2004 Incentive Stock Plan and Founders' Plan (collectively, the "Plans").

(2)   Pursuant to Rule 457(h)(1) and (c) under the Securities Act of 1933, calculated on the basis of the average of the weighted average exercise price of outstanding options to purchase shares of common stock under the
      Plans registered hereunder for resale.
(3)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act of 1933 on the basis of the last sale price reported for shares of common stock of the
      Registrant on the OTC Bulletin Board on August 15, 2005.
(4)   Represents 3,031,943 shares of common stock issued upon the exercise of options prior to the filing of this Registration Statement.
(5)   Represents 3,031,943 shares of common stock issued December 9, 2004 pursuant to the terms of an option granted to William H. Pursley,
      Registrant's Chairman and Chief Executive Officer, upon satisfaction of certain conditions. Issuance of shares of common stock equal to 43.75% of the registrant's shares were allocated to certain persons by William H.
      Pursley under an agreement with Xechem International, Inc., ("Xechem").
      Registrant was a wholly-owned subsidiary of Xechem until December 8, 2004.
      Includes 265,845 shares of unallocated common stock.

                                       ii

                                EXPLANATORY NOTES

            CepTor Corporation has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of our common stock, par value $0.0001 per share, issuable under our 2004 Incentive Stock Plan and
Founders' Plan, which we refer to collectively as the Plans.

            This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reoffers and resales of shares of our common stock acquired pursuant to the Plans and consulting agreements, by selling stockholders who exercised stock options prior to the initial filing of this registration statement or who may be deemed "affiliates" (as such term is defined in Rule 405 of the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            We will provide documents containing the information specified in
Part I of this Registration Statement on Form S-8 to persons eligible to participate in the Plans as specified by Rule 428(b)(1) under the Securities
Act. Pursuant to the instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                      -i-

                                   PROSPECTUS

                                4,315,073 SHARES
                               CEPTOR CORPORATION
                                  COMMON STOCK

            This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that have been or may be issued by us to the selling stockholders upon the exercise of stock options granted under our stock option plans or pursuant to other grants of stock options or other awards made to employees under our employee benefit plans. We have not previously registered the offer and sale of the shares to the selling stockholders. This prospectus also relates to certain underlying options and other awards that have not as of this date been granted. If and when such options or awards are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options or awards, we will distribute a prospectus supplement.
The shares are being reoffered and resold for the account of the selling stockholders. We will not receive any of the proceeds from the resale of the shares.

            The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTC
Bulletin Board, or other stock market or exchange on which we may list our common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

            Our common stock is quoted on the registered quotation service of the OTC Bulletin Board under the symbol "CEPO.OB". The last reported sale price on the OTC Bulletin Board for our common stock on August 15, 2005 was $1.70 per share.

            Our principal executive offices are located at 200 International
Circle, Suite 5100, Hunt Valley, Maryland 21030 and our telephone number is
(410) 527-9998.

     -----------------------------------------------------------------------
     INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE
         "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     -----------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                The date of this Prospectus is August 17, 2005.

                                      -ii-

                                TABLE OF CONTENTS
                                -----------------

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES....................................................21

            You should rely only on the information contained in this
prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

                                     -iii-

                           INCORPORATION BY REFERENCE

            The following documents filed by us with the SEC are incorporated by reference in this prospectus:

            (1)  Annual Report on Form 10-KSB for the fiscal year ended December
                 31, 2004, filed April 16, 2005;

            (2)  Current Report on Form 8-K, filed January 31, 2005;

            (3)  Current Report on Form 8-K/A, filed February 11, 2005;

            (4)  Registration Statement on Form SB-2 (SEC File No. 333-122755),
                 filed February 11, 2005 ("Form SB-2");

            (5)  Current Report on Form 8-K, filed April 26, 2005;

            (6)  Quarterly Report on Form 10-QSB for the quarterly period ended
                 March 31, 2005, filed May 16, 2005;

            (7)  Current Report on Form 8-K, filed May 20, 2005;

            (8)  Current Report on Form 8-K, filed July 20, 2005;

            (9)  Pre-Effective Amendment No. 1 to the SB-2, filed July 21, 2005;

           (10)  Pre-Effective Amendment No. 2 to the SB-2, filed July 25, 2005;
                 and

           (11)  Quarterly Report on Form 10-QSB for the quarterly period ended
                 June 30, 2005, filed August 15, 2005.

            All documents subsequently filed with the SEC by us pursuant to
Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as
amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

            You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                               CepTor Corporation
                            200 International Circle
                                   Suite 5100
                           Hunt Valley, Maryland 21030
                            Telephone: (410) 527-9998
                         Attention: Corporate Secretary

                                      -1-

                                   THE COMPANY

            We are a development-stage biopharmaceutical company focusing on the development of proprietary, cell-targeted therapeutic products for neuromuscular and neurodegenerative diseases. Our goal is to increase the quality and quantity of life of people suffering with these diseases. Primary efforts are currently being focused on moving our lead product, Myodur, into phase I/II clinical trials for Duchenne's muscular dystrophy. Our broad platform technology also includes the development of products for multiple sclerosis, retinal degeneration and epilepsy.

            We have developed a unique technology that we believe has broad application and which may be used to target drugs orally to many human organ and tissue systems. The basis of this technology is a concept that integrates the special chemical properties of active, currently available, and naturally occurring pharmaceuticals and the specific biological characteristics of targeting drugs to cells. Our technology provides a means for targeting drugs to the site for which the drug has therapeutic effect. This targeting capability has the potential effect of reducing, potentially markedly, the amount of drug that is circulated to other places in the body. Therefore, effective targeting makes it possible to use much less drug in the patient's body, thereby drastically decreasing the probability of harmful side effects.

            We currently have no revenues from operations and are funding the development of our products through the sale of our securities and will continue to fund our activities through sales of securities for the foreseeable future.
Our current emphasis is on filing an investigational new drug ("IND")
application for Myodur, manufacturing supplies required for pre-clinical studies and initial clinical trials of our proposed product, conducting toxicological and other pre-clinical studies, pursuing clinical studies and United States Food and Drug Administration ("FDA") approvals. Currently our available capital resources are not sufficient to sustain planned operations, which raises substantial doubt about our ability to continue as a going concern. In the absence of the availability of such financing on a timely basis, we could be forced to materially curtail, limit, or cease our operations.

                                  RISK FACTORS

            YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE
MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING CIRCUMSTANCES OCCUR, OUR
BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY
ADVERSELY AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD
DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. UNLESS OTHERWISE
INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO "CEPTOR," WE," "US" AND "OUR"
REFER TO CEPTOR CORPORATION.

Risks Related to Our Business and Industry

            THE FAILURE TO COMPLETE DEVELOPMENT OF OUR TECHNOLOGY, OBTAIN
GOVERNMENT APPROVALS, INCLUDING REQUIRED FDA APPROVALS, OR TO COMPLY WITH
ONGOING GOVERNMENTAL REGULATIONS COULD DELAY OR LIMIT INTRODUCTION OF PROPOSED
PRODUCTS AND RESULT IN FAILURE TO ACHIEVE REVENUES OR MAINTAIN OUR ONGOING
BUSINESS.

            Our research and development activities and the manufacture and marketing of our intended products are subject to extensive regulation for safety, efficacy, and quality by numerous government authorities in the United
States and abroad. Before receiving FDA clearance to market our proposed products, we will have to demonstrate that our products are safe and effective on the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities.
The Federal Food, Drug and Cosmetic Act ("FDC Act") and other federal, state, and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution, and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval can take a

                                      -2-

number of years or longer to accomplish and require the expenditure of substantial financial, managerial, and other resources.

            In order to be commercially viable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market, and distribute our technologies. For each drug utilized with our drug delivery technology, and for Myodur and Neurodur, we must successfully meet a number of critical developmental milestones, including:

            o    demonstrate benefit from delivery of each specific drug through our drug delivery technology;

            o    demonstrate through pre-clinical and clinical trials that our drug delivery technology and patient specific therapy is safe and effective;

            o    establish a viable Good Manufacturing Process capable of
                 potential scale up.

            The time frame necessary to achieve these developmental milestones may be long and uncertain, and we may not successfully complete these milestones for any of our intended products in development.

            In addition to the risks previously discussed, our technology is subject to additional developmental risks which include the following:

            o    the uncertainties arising from the rapidly growing scientific aspects of drug delivery, therapies, and potential treatments;

            o    uncertainties arising as a result of the broad array of
                 potential treatments related to nerve and muscle injury and disease; and

            o    anticipated expense and time believed to be associated with the development and regulatory approval of treatments for nerve and muscle injury and disease.

            In order to conduct clinical trials that are necessary to obtain approval by the FDA to market a product it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because our clinical investigators do not follow the FDA's requirements for conducting clinical trials. If we are unable to receive clearance to conduct clinical trials or the trials are halted by the
FDA, we would not be able to achieve any revenue from such product, as it is illegal to sell any drug or medical device in the United States for human consumption without FDA approval, and many foreign countries are influenced in granting their own required approvals by the FDA.

            DATA OBTAINED FROM CLINICAL TRIALS IS SUSCEPTIBLE TO VARYING
INTERPRETATIONS, WHICH COULD DELAY, LIMIT OR PREVENT REGULATORY CLEARANCES.

            Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials (as of the date of this prospectus no clinical trials of our technology have been undertaken) do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of a potential drug, resulting in delays to commercialization, and could

                                      -3-

materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing. Even after approval, further studies could result in withdrawal of
FDA and other regulatory approvals and voluntary or involuntary withdrawal of products from the market.

            We may encounter delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of development, clinical trials and FDA regulatory review. We may encounter similar delays in foreign countries. Sales of our products outside the U.S. would be subject to foreign regulatory approvals that vary from country to country. The time required to obtain approvals from foreign countries may be shorter or longer than that required for
FDA approval, and requirements for foreign licensing may differ from FDA requirements. We may be unable to obtain requisite approvals from the FDA and foreign regulatory authorities, and even if obtained, such approvals may not be on a timely basis, or they may not cover the uses that we request.

            In the future, we may select drugs for "molecular binding" using our drug delivery technology which may contain controlled substances which are subject to state, federal and foreign laws and regulations regarding their manufacture, use, sale, importation and distribution. For such drugs containing controlled substances, we and any suppliers, manufacturers, contractors, customers and distributors may be required to obtain and maintain applicable registrations from state, federal and foreign law enforcement and regulatory agencies and comply with state, federal and foreign laws and regulations regarding the manufacture, use, sale, importation and distribution of controlled substances. These regulations are extensive and include regulations governing manufacturing, labeling, packaging, testing, dispensing, prescription, and procurement quotas, record keeping, reporting, handling, shipment, and disposal.
Failure to obtain and maintain required registrations or comply with any applicable regulations could delay or preclude us from developing and commercializing our drugs containing controlled substances and subject us to enforcement action. In addition, because of their restrictive nature, these regulations could limit our commercialization of drugs containing controlled substances.

            OUR DRUGS OR TECHNOLOGY MAY NOT GAIN FDA APPROVAL IN CLINICAL TRIALS
OR BE EFFECTIVE AS A THERAPEUTIC AGENT WHICH COULD AFFECT OUR FUTURE
PROFITABILITY AND PROSPECTS.

            In order to obtain regulatory approvals, we must demonstrate that the procedure is safe and effective for use in humans and functions as a therapeutic against the effects of injury or disease. To date, we have not conducted any human pilot study pursuant to Institutional Review Board oversight in anticipation of our initial FDA submission for patient specific or other therapy. Further, we have conducted only sporadic and limited animal studies to observe the effects of our drugs and have not subjected our drugs or technologies to rigorous testing standards that would be acceptable for publication in scientific peer review journals.

            We may not be able to demonstrate that any potential drug or technology, including Myodur or Neurodur, although appearing promising in pre-clinical and animal observations, is safe or effective in advanced clinical trials that involve human patients. We are also not able to assure that the results of the tests already conducted and which we intend to repeat will be consistent with our prior observations or support our applications for regulatory approval. As a result, our drug and technology research program may be curtailed, redirected or eliminated at any time.

            The diseases and illnesses to which our drugs and technologies are directed are very complex and may be prone to genetic mutations. These mutations may prove resistant to currently approved therapeutics or our drugs or technologies. Even if we gain regulatory approval there may develop resistance

                                      -4-

to our treatment. This could have a material adverse effect on our business, financial condition, and results of operations.

            WE HAVE ACCUMULATED DEFICITS RESULTING FROM EXPENSES INCURRED IN THE
RESEARCH AND DEVELOPMENT OF OUR TECHNOLOGY AND THERE IS NO GUARANTEE THAT WE
WILL EVER GENERATE REVENUE OR BECOME PROFITABLE EVEN IF ONE OR MORE OF OUR DRUGS
ARE APPROVED FOR COMMERCIALIZATION.

            Since our inception in 1986, we have incurred operating losses. As of June 30, 2005, our accumulated deficit amounted to approximately $29,540,000.
In addition, we expect to continue incurring operating losses for the foreseeable future as we continue to develop our products which will cause us to incur substantial research and development and clinical trial costs. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to complete the development of our proposed products, obtain the required regulatory approvals and manufacture, market, and sell our proposed products. Development, including the cost of contract manufacturing of our proposed products for pre-clinical testing and human clinical trials is extremely costly and requires significant investment. In the absence of additional financing we may not be able to continue our development activities.
In addition, we may choose to license the rights to particular drugs or other technology. License fees may increase our costs.

            We have not generated any revenue from the commercial sale of our proposed products or any drugs and do not expect to receive such revenue in the near future. Our primary activity to date has been research and development of our technology. All revenues to date are from grants, both public and private, and collaborative agreements. A substantial portion of the research results and observations on which we rely were performed by third-parties at those parties'
sole or shared cost and expense. We cannot be certain as to when or whether to anticipate commercializing and marketing our proposed products in development, and do not expect to generate sufficient revenues from proposed product sales to cover our expenses or achieve profitability in the foreseeable future.

            WE HAVE RELIED SOLELY ON THE FACILITIES OF THE STATE UNIVERSITY OF
NEW YORK, HEALTH SCIENCE CENTER AT DOWNSTATE MEDICAL CENTER AND STONY BROOK
UNIVERSITY AS WELL AS OTHER THIRD-PARTY RESEARCH INSTITUTIONS FOR ALL OF OUR
RESEARCH AND DEVELOPMENT, WHICH COULD BE MATERIALLY DELAYED SHOULD WE LOSE
ACCESS TO THOSE FACILITIES.

            Although we are in discussions to lease laboratory facilities for our on-going research and development programs, we currently have no research and development facilities of our own. We are entirely dependent on third parties to use their facilities to conduct research and development. To date, we have primarily relied on the Health Science Center at Downstate Medical Center
and Stony Brook University and other third-party research institutions for this purpose. Our inability to have continued access to these facilities to conduct research and development may delay or impair our ability to gain FDA approval and commercialization of our drug delivery technology and products.

            We currently maintain a good working relationship with the Health
Science Center at Downstate Medical Center and Stony Brook University. Although
we are evaluating various facilities in which to establish our laboratories, should we be required to relocate on short notice, we do not currently have an alternate facility where we could relocate our research activities. The cost and time to establish or locate an alternative research and development facility to develop our technology, other than through the universities, will be substantial and may delay gaining FDA approval and commercializing our products.

            WE ARE DEPENDENT ON OUR COLLABORATIVE AGREEMENTS FOR THE DEVELOPMENT
OF OUR TECHNOLOGIES AND BUSINESS DEVELOPMENT WHICH EXPOSES US TO THE RISK OF
RELIANCE ON THE VIABILITY OF THIRD PARTIES.

                                      -5-

            In conducting our research and development activities, we rely and expect in the future to rely upon numerous collaborative agreements with universities, governmental agencies, charitable foundations, manufacturers, contract research organizations, and corporate partners. The loss of or failure to perform under any of these arrangements, by any of these entities, may substantially disrupt or delay our research and development activities including our anticipated clinical trials.

            WE ARE EXPOSED TO PRODUCT LIABILITY, CLINICAL AND PRE-CLINICAL
LIABILITY RISKS WHICH COULD PLACE A SUBSTANTIAL FINANCIAL BURDEN UPON US SHOULD
WE BE SUED, BECAUSE WE DO NOT CURRENTLY HAVE PRODUCT LIABILITY INSURANCE ABOVE
AND BEYOND OUR GENERAL INSURANCE COVERAGE.

            Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We cannot assure that such potential claims will not be asserted against us. In addition, the use in our clinical trials of pharmaceutical products that we may develop and the subsequent sale of these products by us or our potential collaborators may cause us to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition, and results of operations.

            All of our pre-clinical trials have been and all of our proposed clinical and pre-clinical trials are anticipated to be conducted by collaborators and third party contractors. We do not currently have any product liability insurance or other liability insurance relating to clinical trials or any products or compounds. We intend to seek insurance against such risks before we initiate clinical trials or before our product sales are commenced. We cannot assure that we will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our drug delivery technology. A product liability claim could also significantly harm our reputation and delay market acceptance of our intended products. Furthermore, our current and potential partners with whom we have collaborative agreements or our future licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Product liability claims or other claims related to our intended products, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition, and results of operations.

            OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS MORE
DIFFICULT, AND THEREFORE, INVESTORS HAVE LIMITED INFORMATION UPON WHICH TO RELY.

            An investor can only evaluate our business based on a limited operating history. While we were organized in 1986, our current level of activity and operations only recently began following our acquisition by Xechem and subsequent closing on our financing during December 2004 and January and
February 2005. Our operations will continue to change and our costs will increase dramatically as we evolve from primarily a technology holding company to a capitalized company with employees and internal operations. Since inception, we have engaged primarily in research and development, relied to a great extent on third-party efforts, sought avenues for licensing technology, sought grants, raised capital, and recruited scientific and management personnel external to us. We have not generated any meaningful revenue to date, other than research grants, and have no royalty revenue or products ready for use and in the marketplace. This limited history may not be adequate to enable an investor

                                      -6-

to fully assess our ability to develop our technologies and proposed products, obtain FDA approval, and achieve market acceptance of our proposed products, and respond to competition, or conduct such affairs as are presently contemplated.

            ACCEPTANCE OF OUR PRODUCTS IN THE MARKETPLACE IS UNCERTAIN AND
FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL PREVENT OR DELAY OUR ABILITY TO
GENERATE REVENUES.

            Our future financial performance will depend, in part, upon the introduction and customer acceptance of our proposed products. Even if approved for marketing by the necessary regulatory authorities, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

            o    the receipt of regulatory clearance of marketing claims for the uses that we are developing;

            o    the establishment and demonstration of the advantages, safety and efficacy of our technologies;

            o    pricing and reimbursement policies of government and third party payors such as insurance companies, health maintenance organizations and other health plan administrators;

            o    our ability to attract corporate partners, including
                 pharmaceutical companies, to assist in commercializing our intended products; and

            o    our ability to market our products.

            Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize, or recommend any of our products. If we are unable to obtain regulatory approval, commercialize, and market our proposed products when planned, we may not achieve any market acceptance or generate revenue.

            WE MAY FACE LITIGATION FROM THIRD PARTIES THAT CLAIM OUR PRODUCTS
INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, PARTICULARLY BECAUSE THERE IS
SUBSTANTIAL UNCERTAINTY ABOUT THE VALIDITY AND BREADTH OF MEDICAL PATENTS.

            We may be exposed to future litigation by third parties based on claims that our technologies, products, or activities infringe the intellectual property rights of others or that we have the trade secrets of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in medical technology patents and the breadth and scope of trade secret protection involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. Most of our license agreements would likely require that we pay the costs associated with defending this type of litigation. In addition, intellectual property litigation or claims could force us to do one or more of the following:

            o    cease selling, incorporating or using any of our technologies and/or products that incorporate the challenged intellectual property, which would adversely affect our future revenue;

            o    obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be
                 available on reasonable terms, if at all; or

            o    redesign our products, which would be costly and time
                 consuming.

                                      -7-

            We have not engaged in discussions, received any communications, nor do we have any reason to believe that any third party is challenging or has the proper legal authority to challenge our intellectual property rights or those of the actual patent holders. In light of our formation and use of the name CepTor in commerce many years prior to the formation of Ceptyr and issuance of their trademark, we believe the demand to cease and desist from future infringement to be substantially without merit. No further communication has been received since mid-2004.

            CERTAIN UNIVERSITY RELATIONSHIPS ARE IMPORTANT TO OUR BUSINESS AND
OUR SCIENTIFIC ADVISORY BOARD'S UNIVERSITY RELATIONSHIPS MAY POTENTIALLY RESULT
IN CONFLICTS OF INTERESTS.

            Dr. Alfred Stracher and Dr. Leo Kesner are the chief scientific investigators of our technology and have had longstanding associations with the
Health Science Center at Downstate Medical Center and Stony Brook University for
more than the last five years. Dr. Stracher is also Chairman of the Department of Biochemistry of the Health Science Center at Downstate Medical Center. Dr.
Stracher's and Dr. Kesner's association with those universities may currently or in the future involve conflicting interests.

            IF WE ARE UNABLE TO ADEQUATELY PROTECT OR ENFORCE OUR RIGHTS TO
INTELLECTUAL PROPERTY OR SECURE RIGHTS TO THIRD PARTY PATENTS, WE MAY LOSE
VALUABLE RIGHTS, EXPERIENCE REDUCED MARKET SHARE, ASSUMING ANY, OR INCUR COSTLY
LITIGATION TO PROTECT SUCH RIGHTS.

            Our ability to obtain licenses to third-party patents, maintain trade secret protection, and operate without infringing the proprietary rights of others will be important to our commercialization of any products under development. Therefore, any disruption in access to the technology could substantially delay the development of our technology.

            The patent positions of biotechnology and pharmaceutical companies, including ours, which also involve licensing agreements, are frequently uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, our patent applications and any issued and licensed patents may not provide protection against competitive technologies or may be held invalid if challenged or circumvented. Our competitors may also independently develop drug delivery technologies or products similar to ours or design around or otherwise circumvent patents issued or licensed to us. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as U.S. law.

            We also rely upon trade secrets, technical know how, and continuing technological innovation to develop and maintain our competitive position. We generally require our employees, consultants, advisors and collaborators to execute appropriate confidentiality and assignment of inventions agreements.
These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances, and that all inventions arising out of the individual's relationship with us shall be our exclusive property. These agreements may be breached and we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer our information and techniques, or otherwise gain access to our proprietary technology. We may be unable to meaningfully protect our rights in trade secrets, technical know how, and other non patented technology.

                                      -8-

            Although our trade secrets and technical know how are important, our continued access to the patents is a significant factor in the development and commercialization of our drug delivery technology. Aside from the general body of scientific knowledge from other drug delivery processes and technology, we believe these patents, based upon our current scientific data, are the only intellectual property necessary to develop our short-term plans for our current drug delivery system using our proposed Myodur, Neurodur and other drugs. We do not believe that we are or will be violating any other patents in developing our technology although we anticipate seeking a license from Sigma-Tau in order to employ a manufacturing method useful for large scale manufacturing of Myodur.

            We may have to resort to litigation to protect its rights for certain intellectual property, or to determine their scope, validity, or enforceability. Enforcing or defending our rights is expensive, could cause diversion of our resources, and may not prove successful. Any failure to enforce or protect our rights could cause us to lose the ability to exclude others from using our technology to develop or sell competing products.

            We currently depend and will continue to depend heavily on third parties for support in research and development and clinical and pre-clinical testing. We expect to conduct activities with Downstate Medical Center and other
State University of New York facilities at Stony Brook and Buffalo. We currently have no significant formal agreement with either of these institutions other than research and testing agreements entered through the Research Foundation of the State University of New York. Under certain circumstances, the State
University of New York and others may acquire certain rights in newly developed intellectual property developed in conjunction with us.

            Research and development and clinical trials involve a complex process, and these universities' facilities may not be sufficient. Inadequate facilities could delay clinical trials of our drugs and result in delays in regulatory approval and commercialization of our drugs, either of which would materially harm our business. We may, if adequate funding is obtained, decide to establish an independent facility to replace or supplement university facilities. To date, we have not identified the location, negotiated leases or equipment purchases, and, accordingly, we are subject to various uncertainties and risks that may be associated with the potential establishment of a new facility.

            We may rely on third party contract research organizations, service providers, and suppliers to support development and clinical testing of our products. Failure of any of these contractors to provide the required services in a timely manner or on reasonable commercial terms could materially delay the development and approval of our products, increase our expenses, and materially harm our business, financial condition, and results of operations.

            KEY COMPONENTS OF OUR TECHNOLOGIES MAY BE PROVIDED BY SOLE OR
LIMITED NUMBERS OF SUPPLIERS, AND SUPPLY SHORTAGES OR LOSS OF THESE SUPPLIERS
COULD RESULT IN INTERRUPTIONS IN SUPPLY OR INCREASED COSTS.

            Certain components used in our research and development activities such as leupeptin, carnitine and taurine compounds, are currently purchased or manufactured for us from a single or a limited number of outside sources. The reliance on a sole or limited number of suppliers could result in:

            o    potential delays associated with research and development and clinical and pre-clinical trials due to an inability to timely obtain a single or limited source component;

            o    potential inability to timely obtain an adequate supply of required components; and

            o    potential of reduced control over pricing, quality, and timely delivery.

                                      -9-

            We do not have long-term agreements with any of our suppliers, and therefore the supply of a particular component could be terminated without penalty to the supplier. Any interruption in the supply of components could cause us to seek alternative sources of supply or manufacture these components internally. If the supply of any components is interrupted, components from alternative suppliers may not be available in sufficient volumes within required timeframes, if at all, to meet our needs. This could delay our ability to complete clinical trials, obtain approval for commercialization or commence marketing, or cause us to lose sales, incur additional costs, delay new product introductions, or harm our reputation. Further, components from a new supplier may not be identical to those provided by the original supplier. Such differences if they exist could affect product formulations or the safety and effect of our products that are being developed and delay regulatory approvals.

            WE HAVE LIMITED MANUFACTURING EXPERIENCE AND ONCE OUR PRODUCTS ARE
APPROVED, IF AT ALL, WE MAY NOT BE ABLE TO MANUFACTURE SUFFICIENT QUANTITIES AT
AN ACCEPTABLE COST.

            Our products remain in the research and development and pre-clinical trial phase of commercialization. Once our products are approved for commercial sale, if at all, we will need to establish the capability to commercially manufacture our products in accordance with FDA and other regulatory requirements. We have limited experience in establishing, supervising, and conducting commercial manufacturing. If we fail to adequately establish, supervise, and conduct all aspects of the manufacturing processes, we may not be able to commercialize our products. We do not presently own manufacturing facilities necessary to provide clinical or commercial quantities of our intended products.

            We presently plan to rely on third party contractors to manufacture part or all of our products. This may expose us to the risk of not being able to directly oversee the production and quality of the manufacturing process.
Furthermore, these contractors, whether foreign or domestic, may experience regulatory compliance difficulty, mechanic shut downs, employee strikes, or any other unforeseeable acts that may delay production.

            DUE TO OUR LIMITED MARKETING, SALES, AND DISTRIBUTION EXPERIENCE, WE
MAY BE UNSUCCESSFUL IN OUR EFFORTS TO SELL OUR PRODUCTS, ENTER INTO
RELATIONSHIPS WITH THIRD PARTIES, OR DEVELOP A DIRECT SALES ORGANIZATION.

            We have yet had to establish any marketing, sales, or distribution capabilities for our proposed products. Until such time as our products are further along in the regulatory process, we will not devote any meaningful time or resources to this effort. At the appropriate time, we intend to enter into agreements with third parties to sell our products or we may develop our own sales and marketing force. We may be unable to establish or maintain third party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors who may exist after our introduction of products, if any.

            If we do not enter into relationships with third parties for the sales and marketing of our products, we will need to develop our own sales and marketing capabilities. We have limited experience in developing, training, or managing a sales force. If we choose to establish a direct sales force, we may incur substantial additional expenses in developing, training, and managing such an organization. We may be unable to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all, and may be unable to engage qualified distributors. Even if engaged, these distributors may:

                                      -10-

            o    fail to satisfy financial or contractual obligations to us;

            o    fail to adequately market our products;

            o    cease operations with little or no notice; or

            o    offer, design, manufacture, or promote competing products.

            If we fail to develop sales, marketing, and distribution channels, we would experience delays in product sales and incur increased costs, which would harm our financial results.

            IF WE ARE UNABLE TO CONVINCE PHYSICIANS AS TO THE BENEFITS OF OUR
INTENDED PRODUCTS, WE MAY INCUR DELAYS OR ADDITIONAL EXPENSE IN OUR ATTEMPT TO
ESTABLISH MARKET ACCEPTANCE.

            Broad use of our drug delivery technology may require physicians to be informed regarding our intended products and the intended benefits. The time and cost of such an educational process may be substantial. Inability to successfully carry out this physician education process may adversely affect market acceptance of our products. We may be unable to timely educate physicians regarding our intended products in sufficient numbers to achieve our marketing plans or to achieve product acceptance. Any delay in physician education may materially delay or reduce demand for our products. In addition, we may expend significant funds towards physician education before any acceptance or demand for our products is created, if at all.

            WE WILL REQUIRE ADDITIONAL FUNDING WHICH WILL BE SIGNIFICANT AND WE
MAY HAVE DIFFICULTY RAISING NEEDED CAPITAL IN THE FUTURE BECAUSE OF OUR LIMITED
OPERATING HISTORY AND BUSINESS RISKS ASSOCIATED WITH OUR COMPANY.

            We currently do not generate any revenue from our proposed products and revenue from grants and collaborative agreements may not be sufficient to meet our future capital requirements. We do not know when, or if, this will change. We have expended substantial funds in research and development and will continue to expend substantial funds in contract manufacturing, research, development and pre-clinical testing and clinical trials of our drug delivery technology and compounds. We will require substantial additional funds to conduct research and development, establish and conduct clinical and pre-clinical trials, obtain required regulatory approvals and clearances, establish clinical and, if our products are subsequently considered candidates for FDA approval, commercial scale manufacturing arrangements, and provide for the marketing and distribution of our products. Additional funds may not be available on acceptable terms, if at all. If adequate funds are unavailable or are not available on terms deemed acceptable by management, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs or product or marketing efforts which may materially harm our business, financial condition, and results of operations. Our long term capital requirements are expected to depend on many factors, including:

            o    the number of potential products and technologies in
                 development;

            o    continued progress and cost of our research and development programs;

            o    progress with pre-clinical studies and clinical trials;

            o    the time and costs involved in obtaining regulatory clearance;

            o    costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

                                      -11-

            o    costs of developing sales, marketing and distribution channels and our ability to sell our drugs;

            o    costs involved in establishing manufacturing capabilities for clinical trial and commercial quantities of our drugs;

            o    competing technological and market developments;

            o    market acceptance of our products;

            o    costs for recruiting and retaining management, employees, and consultants; and

            o    costs for training physicians.

            We may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. We may seek to raise any necessary additional funds through the exercise of warrants, equity, or debt financings, collaborative arrangements with corporate partners, or other sources. Any such equity financing may be dilutive to existing stockholders and debt financing, if available, may involve restrictive covenants that would limit how we conduct our business or finance our operations, or otherwise have a material effect on our current or future business prospects. In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, we may have to relinquish economic and/or proprietary rights to some of our technologies or products under development that we would otherwise seek to develop or commercialize by ourselves. If adequate funds are not available, we may be required to significantly reduce, refocus, or delay our development efforts with regard to our drug delivery technology, compounds, and drugs.

            THE MARKET FOR OUR PRODUCTS IS RAPIDLY CHANGING AND COMPETITIVE, AND
NEW MECHANISMS, TECHNOLOGIES, NEW THERAPEUTICS, NEW DRUGS, AND NEW TREATMENTS
WHICH MAY BE DEVELOPED BY OTHERS COULD IMPAIR OUR ABILITY TO MAINTAIN AND GROW
OUR BUSINESS AND REMAIN COMPETITIVE.

            The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our technologies and intended products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors.
Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources.
These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors' financial, marketing, manufacturing, and other resources.

            We are a start-up development stage enterprise that heretofore has operated in all material respects only as a virtual company with no day-to-day business management, operating as a vehicle to hold certain technology for possible future exploration, and have been and will continue to be engaged in the development of novel untested drug delivery and therapeutic technologies. As a result, our resources are limited and we may experience management, operational, or technical challenges inherent in such activities and novel technologies. Other companies, which may become competitors, have developed or are in the process of developing technologies that could now be, or in the future become, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to our technology. Our competitors may develop drug delivery technologies and drugs that are safer, more effective, or less costly than our

                                      -12-

intended products and, therefore, present a serious competitive threat to us.
The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our products even if commercialized. Many of our targeted diseases and conditions can also be treated by other medication or drug delivery technologies. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for our technologies and products to receive widespread acceptance if commercialized.

            WE MAY NOT BE SUCCESSFUL IN OBTAINING ORPHAN DRUG STATUS FOR CERTAIN
OF OUR PRODUCTS OR, IF THAT STATUS IS OBTAINED, FULLY ENJOYING THE BENEFITS OF
ORPHAN DRUG STATUS.

            Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition generally affecting fewer than 200,000 people in the United States. We may not be successful in receiving orphan drug status for certain of our products. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicized by the FDA. Under current law, orphan drug status is conferred upon the first company to receive FDA approval to market the designated drug for the designated indication. Orphan drug status also grants marketing exclusivity in the United States for a period of seven years following approval of the NDA, subject to limitations. Orphan drug designation does not provide any advantage in, or shorten the duration of, the FDA regulatory approval process. Although obtaining FDA approval to market a product with orphan drug status can be advantageous, the scope of protection or the level of marketing exclusivity that is currently afforded by orphan drug status and marketing approval may not remain in effect in the future.

            Our business strategy involves obtaining orphan drug designation for certain of the products we have under development. Although we have applied for certain orphan drug designation with the FDA, we do not know whether any of our products will receive an orphan drug designation. Orphan drug designation does not prevent other manufacturers from attempting to develop similar drugs for the designated indication or from obtaining the approval of an NDA for their drug prior to the approval of our NDA application. If another sponsor's NDA for a competing drug in the same indication is approved first, that sponsor is entitled to exclusive marketing rights if that sponsor has received orphan drug designation for its drug. In that case, the FDA would refrain from approving an application by us to market our competing product for seven years, subject to limitations. Competing products may receive orphan drug designations and FDA marketing approval before the products under development by us may receive orphan drug designation.

            NDA approval for a drug with an orphan drug designation does not prevent the FDA from approving the same drug for a different indication, or a molecular variation of the same drug for the same indication. Because doctors are not restricted by the FDA from prescribing an approved drug for uses not approved by the FDA, it is also possible that another company's drug could be prescribed for indications for which products developed by us have received orphan drug designation and NDA approval. The prescribing of approved drugs for alternative uses, commonly referred to as "off label" sales, could adversely affect the marketing potential of products that have received an orphan drug designation and NDA approval. In addition, NDA approval of a drug with an orphan drug designation does not provide any marketing exclusivity in foreign markets.

            The possible amendment of the Orphan Drug Act by the U.S. Congress has been the subject of frequent discussion. Although no significant changes to the Orphan Drug Act have been made for a number of years, members of Congress have from time to time proposed legislation that would limit the application of the Orphan Drug Act. The precise scope of protection that may be afforded by orphan drug designation and marketing approval may be subject to change in the future.

                                      -13-

            IF USERS OF OUR PRODUCTS ARE UNABLE TO OBTAIN ADEQUATE REIMBURSEMENT
FROM THIRD PARTY PAYORS, OR IF NEW RESTRICTIVE LEGISLATION IS ADOPTED, MARKET
ACCEPTANCE OF OUR PRODUCTS MAY BE LIMITED AND WE MAY NOT ACHIEVE ANTICIPATED
REVENUES.

            The continuing efforts of government and insurance companies, health maintenance organizations, and other payors of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners, and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals, and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could materially harm our business, financial condition, and results of operations.

            Our ability to commercialize our products will depend in part on the extent to which appropriate reimbursement levels for the cost of our products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as HMOs. Third party payors are increasingly challenging the prices charged for medical drugs and services.
Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and drugs, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for or rejection of our drugs. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially harm our ability to operate profitably.

            OUR BUSINESS INVOLVES ENVIRONMENTAL RISKS RELATED TO HANDLING
REGULATED SUBSTANCES THAT COULD SEVERELY AFFECT OUR ABILITY TO CONDUCT RESEARCH
AND DEVELOPMENT OF OUR DRUG DELIVERY TECHNOLOGY.

            In connection with our research and development activities and manufacture of materials and drugs, we are subject to federal, states and local laws, rules, regulations, and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling, and disposal of certain materials, biological specimens, and wastes. Although we believe that we have complied with the applicable laws, regulations, and policies in all material respects and have not been required to correct any material noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and development may in the future involve the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and narcotics. Although we believe that our safety procedures for storing, handling, and disposing of such materials will comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could exceed our resources.

            WE DEPEND UPON KEY PERSONNEL WHO MAY TERMINATE THEIR EMPLOYMENT WITH
US AT ANY TIME, AND WE WILL NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL WHICH
MAY BE UNAVAILABLE DUE TO THE NECESSITY OF UNIQUE SKILLS AND RESOURCES.

            Our success will depend to a significant degree upon the continued
services of key management, including William H. Pursley (age 51) and Norman W.
Barton (age 57). We maintain directors and officers insurance for our directors and executive officers and "key man" life insurance for Dr. Barton in the amount

                                      -14-

of $1,000,000. This insurance may not adequately compensate for the loss of Dr.
Barton's services. Our success will depend on the ability to attract and retain highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring and integrating such qualified personnel is often lengthy.
We may be unable to recruit such personnel on a timely basis, if at all.
Management and other employees may voluntarily terminate their employment at any time. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays to development or approval, loss of sales and diversion of management resources. Additionally, failure to attract and retain highly qualified management personnel would damage our business prospects.

            IF WE CANNOT OBTAIN ADDITIONAL FUNDS WHEN NEEDED, OR ACHIEVE
PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

            Absent additional funding from private or public equity or debt financings, collaborative or other partnering arrangements, or other sources, we will be unable to conduct our product development efforts as planned, and we may need to curtail our development plans, cease operations or sell assets.
Currently our available capital resources are not sufficient to sustain our planned operations, which raises substantial doubt about our ability to continue as a going concern.

Risks Related to Our Common Stock

            WE HAVE RAISED SUBSTANTIAL AMOUNTS OF CAPITAL IN PRIVATE PLACEMENTS
FROM TIME TO TIME.

            The securities offered in such private placements were not registered under the Securities Act or any state "blue sky" law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we could face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our Common Stock currently is reported on the OTC Bulletin Board or exchange on which our common stock may in the future, be listed, as well as the issuance of warrants or convertible securities at a discount to market price.

            INVESTORS IN OUR SECURITIES MAY SUFFER DILUTION.

            The issuance of shares of our Common Stock, or shares of our Common
Stock underlying warrants, options or preferred stock or convertible notes will dilute the equity interest of existing stockholders who do not have anti-dilution rights and could have a significant adverse effect on the market price of our Common Stock. The sale of our Common Stock acquired at a discount could have a negative impact on the market price of our Common Stock and could increase the volatility in the market price of our Common Stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our Common Stock and/or rights to acquire additional shares of our
Common Stock. The issuance of our Common Stock in connection with such financing may result in substantial dilution to the existing holders of our Common Stock who do not have anti-dilution rights. Those additional issuances of our Common
Stock would result in a reduction of an existing holder's percentage interest in our company.

                                      -15-

            HISTORICALLY, OUR COMMON STOCK HAS EXPERIENCED SIGNIFICANT PRICE
FLUCTUATIONS.

            There can be no assurance that the market price for our Common Stock will remain at its current level and a decrease in the market price could result in substantial losses for investors. The market price of our Common Stock may be significantly affected by one or more of the following factors:

            o    announcements or press releases relating to the
                 bio-pharmaceutical sector or to our own business or prospects;

            o    regulatory, legislative, or other developments affecting us or the healthcare industry generally;

            o    conversion of our preferred stock and convertible debt into
                 Common Stock at conversion rates based on then current market prices or discounts to market prices of our Common Stock, and exercise of options and warrants at below current market
                 prices;

            o    sales by those financing our company through convertible
                 securities the underlying Common Stock of which have been
                 registered with the SEC and may be sold into the public market immediately upon conversion; and

            o    market conditions specific to bio-pharmaceutical companies, the healthcare industry and general market conditions.

            IN ADDITION, IN RECENT YEARS THE STOCK MARKET HAS EXPERIENCED
SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS.

            These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many healthcare and life science related technology companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance, may adversely affect the price of our Common Stock.

            WE HAVE NOT HAD EARNINGS, BUT IF EARNINGS WERE AVAILABLE, IT IS OUR
GENERAL POLICY TO RETAIN ANY EARNINGS FOR USE IN OUR OPERATIONS.

            We do not anticipate paying any cash dividends on our Common Stock or Series A Preferred Stock in the foreseeable future despite the recent reduction of the federal income tax rate on dividends. Any payment of cash dividends on our Common Stock or Series A Preferred Stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, preferred rights of holders of preferred stock, restrictive covenants in debt or other instruments or agreements, plans for expansion, as well as other factors that our board of directors deems relevant.
We anticipate that any future financing agreements may restrict or prohibit the payment of dividends without prior consent.

            WE ARE SIGNIFICANTLY INFLUENCED BY OUR DIRECTORS, OFFICERS AND
EMPLOYEES.

            As of August 12, 2005, our directors, officers and employees beneficially own an aggregate of approximately 27% (or 20% giving effect to the rights of currently outstanding Series A Preferred Stock holders) of our outstanding Common Stock. These stockholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions.

                                      -16-

            CERTAIN PROVISIONS OF DELAWARE CORPORATE LAWS AND OTHER PROVISIONS
THAT MAY HAVE CERTAIN ANTI-TAKEOVER EFFECTS.

            The anti-takeover provisions of the Delaware General Corporation Law
("DGCL") may have the effect of discouraging a future takeover attempt which individual or Series A Preferred stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then-current market prices. We are subject to such anti-takeover provisions which could prohibit or delay a merger or other takeover or change of control and may discourage attempts by other companies to acquire us.
Stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

            Following the reincorporation merger, which became effective on
January 31, 2005, our certificate of incorporation and by-laws were amended and provide additional provisions applicable to a Delaware corporation, including
Section 203 of the DGCL "Business Combinations With Interested Stockholders"
which, in general, restricts a corporation organized under the laws of Delaware from certain business combinations for a period of three years with an
"interested" stockholder (generally, 15% ownership) without approval of the board of directors. In addition, our by-laws contain provisions providing for advance notice of certain stockholder actions, such as the nomination of directors and stockholder proposals.

            OUR BOARD OF DIRECTORS HAS TAKEN UNDER CONSIDERATION AND SOUGHT
ADVICE ON THE ADVISABILITY OF ADOPTION OF A STOCKHOLDER RIGHTS PLAN.

            A stockholder rights plan may prevent a change in control or sale of our company in a manner or on terms not previously approved by our board of directors.

            A stockholder rights plan, in general, is a right granted as a dividend to existing stockholders as of a record date as a defensive mechanism to prevent unwanted takeovers and are triggered upon the announcement that a party has acquired a specified percentage or more of the outstanding voting stock of a company without approval by the company's board of directors.

            THERE MAY BE A LIMITED PUBLIC MARKET FOR OUR SECURITIES; WE MAY FAIL
TO QUALIFY FOR AMEX OR OTHER LISTING.

            Although we intend to apply for listing of our Common Stock on either the AMEX, NASDAQ or other registered stock exchange, there can be no assurance if and when initial listing criteria could be met or if such application would be granted, or that the trading of our Common Stock will be sustained. In the event that our Common Stock fails to qualify for initial or continued listing on a registered stock exchange or for initial or continued
inclusion in the NASDAQ system, trading, if any, in our Common Stock, would then continue to be conducted on the NASD's "Electronic Bulletin Board" in the over-the-counter market and in what are commonly referred to as "pink sheets."
As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our Common Stock, and our Common
Stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes. We do not presently satisfy the listing criteria for the NASDAQ or AMEX markets.

            Trading of our Common Stock may be subject to penny stock rules under the Exchange Act. Unless exempt, for any transaction involving a penny stock, the regulations require broker-dealers making a market in our Common
Stock to provide risk disclosure to their customers including regarding the risks associated with our Common Stock, the suitability for the customer of an investment in our Common Stock, the duties of the broker-dealer to the customer, information regarding prices for our Common Stock and any compensation the broker-dealer would receive. The application of these rules may result in fewer market makers in our Common Stock. Our Common Stock is presently subject to the

                                      -17-

rules on penny stocks, and the liquidity of the Common Stock could be materially adversely affected so long as we remain subject to such rule.

            COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND
PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

            Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

                           FORWARD-LOOKING STATEMENTS

            This prospectus contains forward-looking statements (as defined in
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act
of 1934. To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans" "will," "may," "anticipates," believes,"
"should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise capital to finance the development of our products, the effectiveness, profitability and the marketability of those products, our ability to protect our proprietary information, general economic and business conditions, the impact of technological developments and competition, including entry of newly-developed alternative drug technologies, our expectations and estimates concerning future financial performance and financing plans, adverse results of any legal proceedings, the impact of current, pending or future legislation and regulation on the healthcare industry, our ability to satisfy government and commercial customers using our technology, our ability to develop manufacturing capabilities or the inability to enter into acceptable relationships with one or more contract manufacturers for our products and key components and the ability of such contract manufacturers to manufacture products or components of an acceptable quality on a cost-effective basis, the volatility of our operating results and financial condition, our ability to attract or retain qualified senior management personnel, including sales and marketing and scientific personnel and other risks detailed from time to time in our filings with the
SEC. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

            We also use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and the projected amounts may not be achieved. Similarly, although we believe that the surveys and market research others have performed are reliable, we have not independently verified this information.

                                      -18-

                                 USE OF PROCEEDS

            We will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital purposes. We will not receive any of the proceeds from the reoffer and resale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

            This prospectus relates to the reoffer and resale of shares of our common stock issued to the stockholders who exercised stock options or who received awards of stock prior to the initial filing of this registration statement or that may be issued to the stockholders who are deemed to be affiliates of our company under the plans or other grants to non-employee directors.

            The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling stockholder at August 12, 2005
(ii) the number of shares of our common stock to be offered for resale by each selling stockholder (the total number of shares underlying options held by each
Selling Stockholder irrespective of whether or not presently exercisable within
60 days of August 12, 2005), and (iii) the number and percentage of shares of our common stock to be held by each selling stockholder after completion of the offering:

                                           Shares of                                Shares of        Percentage of
                                          Common Stock         Shares of           Common Stock      Common Stock
                                          Owned Prior         Common Stock         Owned after        Owned After
Name and Address                          to Offering         to be Sold(2)        the Offering      the Offering(1)
----------------                          ------------        -------------        ------------      ---------------

William H. Pursley(3)                    1,247,428(4)             249,486             997,942             7.6%

Norman W. Barton, M.D., Ph.D.(5)           454,792(6)              90,958             363,834             2.8%

Donald W. Fallon(7)                        207,905(8)              41,581             166,324             1.3%

Alfred Stracher, Ph.D.(9)                  227,396(10)             45,479             181,917             1.4%

Leo Kesner, Ph.D.(11)                      227,396(12)             45,479             181,917             1.4%

Leslie Devos                               100,487(13)             20,097              80,390               *

Theresa Michele, M.D.                      100,487(14)             20,097              80,390               *

Francis Zbikowski                          100,487(15)             20,097              80,390               *

Ted Carver, Ph.D.                          100,195(16)             23,949              61,098               *

Mary Brinker                                13,860                  2,772              11,088               *

Tomoka Davidsen                             13,860(17)              2,772              11,088               *

Leonard Mudry(18)                           17,000(19)             17,000                   0               *

Stephen Burg(20)                             2,500(21)              2,500                   0               0

Harvey J. Kesner(22)                        50,000(23)             10,000              40,000               *

Michael Pennington, Ph.D.                   15,000(24)             15,000                   0               0

Indeterminate (25)                       1,436,280                 53,169           1,383,161            10.6%

-----------------------
   *  Represents less than one percent

                                      -19-

(1)     Assumes the conversion of 361.65 shares of our Series A Preferred Stock outstanding as of August 12, 2005.
(2)     Includes shares acquired from the selling stockholder for resale by the selling stockholder's family members as permitted by General Instruction
        A.(5) to Form S-8.
(3)     Mr. Pursley is our Chairman and Chief Executive Officer.
(4)     Represents 1,247,428 shares of our common stock issued December 9, 2004 under the Founders' Plan. Includes an aggregate of 2,400 shares assigned to family members pursuant to the terms of the Founders' Plan. Excludes
        265,845 shares of our common stock for which Mr. Pursley has a right to designate awardee(s) under the Founders' Plan, and other shares issued or to be issued that may revert to the Founders' Plan or be re-designated for award by Mr. Pursley in certain circumstances as to which Mr. Pursley disclaims beneficial ownership.
(5)     Dr. Barton is our Executive Vice President and Chief Medical Officer.
(6)     Includes an aggregate of 2,100 shares assigned to family members pursuant to the terms of the Founders' Plan.
(7)     Mr. Fallon is our Senior Vice President, Finance and Administration,
        Chief Financial Officer, and Secretary.
(8)     Includes an aggregate of 200 shares assigned to family members pursuant to the terms of the Founders' Plan.
(9)     Dr. Stracher is an original founder of our company, and a former officer and director and presently serves as a consultant to our company.
(10)    Includes an aggregate of 22,739.6 shares assigned to family members pursuant to the terms of the Founders' Plan.
(11)    Dr. Kesner is an original founder of our company, and a former officer and director and presently serves as a consultant to our company.
(12)    Includes an aggregate of 90,000 shares assigned to family members pursuant to the terms of the Founders' Plan.
(13)    Includes an aggregate of 200 shares assigned to family members pursuant to the terms of the Founders' Plan.
(14)    Includes an aggregate of 100 shares assigned to family members pursuant to the terms of the Founders' Plan.
(15)    Includes an aggregate of 800 shares assigned to family members pursuant to the terms of the Founders' Plan.
(16)    Includes (i) an aggregate of 600 shares assigned to family members pursuant to the terms of the Founders' Plan and (ii) options to purchase
        78,195 shares under our 2004 Incentive Stock Plan.
(17)    Includes an aggregate of 200 shares assigned to family members pursuant to the terms of the Founders' Plan.
(18)    Mr. Mudry has served as a member of our Board of Directors since January
        2004.
(19)    Represents (i) 5,000 shares of restricted stock and (ii) options to purchase 12,000 shares under our 2004 Incentive Stock Plan.
(20)    Mr. Burg has served as a member of our Board of Directors from January
        2004 through December 2004.
(21)    Represents shares of restricted stock granted under our 2004 Incentive
        Stock Plan.
(22)    Mr. Kesner served as our legal counsel since 1986 and presently is a partner of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
(23)    Excludes an aggregate of 30,000 shares assigned by Leo Kesner to trusts for family members pursuant to the terms of the Founders' Plan of which
        Harvey Kesner is trustee.
(24)    Represents options to purchase 15,000 shares under our 2004 Incentive
        Stock Plan.
(25)    Certain unnamed non-affiliates may offer and sell up to 1,000 shares or
        1% of the shares issuable under a plan, under this resale prospectus.

                                      -20-

                              PLAN OF DISTRIBUTION

            It is anticipated that all of the shares of our common stock will be offered by the selling stockholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions.
The selling stockholders have advised us that they are not parties to any agreement, arrangement or understanding as to such sales.

                                  LEGAL MATTERS

            Certain legal matters in connection with the issuance of the shares of common stock offered by this prospectus have been passed upon for us by
Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York, which firm holds 23,000 shares of our common stock issued in lieu of legal fees and one of whose members holds 50,000 shares of our common stock directly and an aggregate of 30,000 shares of our common stock as a trustee for the benefit of family members, which are being registered in the registration statement which contains this prospectus. In addition, a member of the firm is presently trustee of a trust and exercises voting and dispositive power over 337,845 shares of our common stock held by such trust.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the SEC a registration statement on Form S-8, including exhibits and schedules, under the Securities Act of 1933, as amended, with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares that may be sold pursuant to the prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

            We are subject to the information and reporting requirements of the
Securities Exchange Act of 1934, as amended, and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.
Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar as indemnification for liabilities arising under the
Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the
Securities Act of 1933, as amended, and is, therefore, unenforceable.

                                      -21-

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by CepTor Corporation (the
"Registrant") with the SEC are incorporated by reference in this registration statement on Form S-8 (the "Registration Statement"):

            (1)  Annual Report on Form 10-KSB for the fiscal year ended December
                 31, 2004, filed April 16, 2005;

            (2)  Current Report on Form 8-K, filed January 31, 2005;

            (3)  Current Report on Form 8-K/A, filed February 11, 2005;

            (4)  Registration Statement on Form SB-2 (SEC File No. 333-122755),
                 filed February 11, 2005 ("Form SB-2");

            (5)  Current Report on Form 8-K, filed April 26, 2005;

            (6)  Quarterly Report on Form 10-QSB for the quarterly period ended
                 March 31, 2005, filed May 16, 2005;

            (7)  Current Report on Form 8-K, filed May 20, 2005;

            (8)  Current Report on Form 8-K, filed July 20, 2005;

            (9)  Pre-Effective Amendment No. 1 to the SB-2, filed July 21, 2005;

           (10)  Pre-Effective Amendment No. 2 to the SB-2, filed July 25, 2005;
                 and

           (11)  Quarterly Report on Form 10-QSB for the quarterly period ended
                 June 30, 2005, filed August 15, 2005.

            All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act
of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.     DESCRIPTION OF SECURITIES

            We are authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value
$0.0001 per share, 1,000 shares of which have been designated Series A preferred stock. As of August 12, 2005, there were 9,452,944 shares of Common Stock, and
361.65 shares of Series A Preferred Stock issued and outstanding.

                                      II-1

            Common Stock

            The holders of Common Stock are entitled to one vote per share. Our
Certificate of Incorporation does not provide for cumulative voting. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds. However, the current policy of the Board is to retain earnings, if any, for operations and growth.
Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock such as the Series A
Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Olshan Grundman Frome Rosenzweig & Wolosky LLP, our counsel, holds
23,000 shares and one of the members of the firm holds 50,000 shares of our common stock directly and an aggregate of 30,000 shares of our common stock as a trustee for the benefit of family members, which are being registered in this
Registration Statement. In addition, a member of the firm is presently trustee of a trust and exercises voting and dispositive power over 337,845 shares held by such trust.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

            The Certificate of Incorporation of the Registrant provides that we shall indemnify to the fullest extent permitted by Delaware General Corporation
Law, or the DGCL, any person whom it may indemnify thereunder, including the directors, officers, employees and agents of the Registrant. In addition, the
Registrant's Certificate of Incorporation eliminates, to the extent permitted by the DGCL, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty.

            The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or her equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably

                                      II-2

            incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
            (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses
            (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and
            (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or
            (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an
            officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                  (h) For purposes of this section, references to the
            "corporation" shall include, in addition to the resulting
            corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was

                                      II-3

            serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other
            enterprises" shall include employee benefit plans; references to
            "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive
            jurisdiction to herein determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys'
            fees).

            The Registrant has entered into indemnification agreements with each of its directors and certain executive officers, whereby it has agreed to indemnify, to the fullest extent permitted by applicable law, each such director and officer from and against any and all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director or officer was acting in his capacity as the director or executive officer of the Registrant or its affiliates.

            The Registrant maintains a director and officers insurance policy.
The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Registrant for such loss for which the Registrant has lawfully indemnified the directors and officers.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

            Exemption for issuance of 3,031,943 shares to certain founders of the Company is claimed under Section 4(2) of the Securities Act of 1933 inasmuch as such shares were awarded to fourteen employees and other persons associated with the Company and did not involve a public offering.

ITEM 8.     EXHIBITS

   4.1      Form of Registrant's Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Annual Report on
            Form 10-KSB for the fiscal year ended December 31, 2004 (the "2004
            10-KSB"))

   4.2      CepTor Agreement, dated March 31, 2004 (the "CepTor Agreement"), by and among William Pursley, Xechem and the Registrant (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated December 9, 2004 (the "2004 Form 8-K"))

                                      II-4

   4.3      First Amendment to CepTor Agreement effective April 23, 2004, by and among William Pursley, the Registrant and Xechem (incorporated herein by reference to Exhibit 4.2 to the 2004 8-K)

   4.4      Second Amendment to CepTor Agreement, dated December 9, 2004, by and among William Pursley, the Registrant and Xechem (incorporated by reference to Exhibit 4.3 to the 2004 8-K)

   4.5      Form of Unit Warrant (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form SB-2 as filed with the SEC on February 11, 2005 (the "Form SB-2"))

   4.6      Form of Amended and Restated Convertible Promissory Note
            (incorporated herein by reference to Exhibit 4.7 to the 2004 10-KSB)

   4.7      Form of Subscription Agreement (incorporated herein by reference to
            Exhibit 4.6 to the Form SB-2)

   4.8      Amended and Restated Founders' Plan (incorporated herein by reference to Exhibit 10.5 to the 2004 10-KSB)

   4.9      2004 Incentive Stock Plan (incorporated herein by reference to
            Exhibit 10.6 to the Form SB-2)

   4.10     Deferred Stock Plan for Non-Employee Directors under the 2004
            Incentive Stock Plan (incorporated by reference to Exhibit 10.7 to the 2004 10-KSB)

   4.11     Security Purchase Agreement, dated June 17, 2005, by and between the
            Registrant, Xechem and William Pursley (incorporated herein by reference as Exhibit 99.01 to the Registrant's Current Report on
            Form 8-K, filed on June 20, 2005)

     5*     Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

  23.1*     Consent of Marcum & Kliegman LLP

  23.2*     Consent of WithumSmith+Brown, P.C.

  23.3*     Consent of Olshan Grundman Frome Rosenzweig &Wolosky LLP (contained in Exhibit 5)

  24*       Powers of Attorney (included on the signature page of this
            Registration Statement)

--------------------------
*    Filed herewith

                                      II-5

ITEM 9.  UNDERTAKINGS

         A. The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement to include any material information with respect to the plan of distribution not previously disclosed in the
                  Registration Statement or any material change to such
                  information in the Registration Statement;

            (2)   That, for the purposes of determining any liability under the
                  Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such
                  securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3)   To remove from registration by means of a post-effective
                  amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a)
            or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934)
            that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the
            Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
            Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
            (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      II-6

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland on the 17th day of
August, 2005.

                                       CEPTOR CORPORATION

                                       By: /s/ William H. Pursley
                                           -------------------------------------
                                           William H. Pursley
                                           Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Pursley and Donald W. Fallon as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the
Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                               DATE
         ---------                               -----                               ----

    /s/ William H. Pursley             Chairman of the Board and Chief
--------------------------------       Executive Officer                       August 17, 2005
        William H. Pursley             (Principal Executive Officer)

    /s/ Donald W. Fallon               Chief Financial Officer
--------------------------------       (Principal Financial Officer and        August 17, 2005
        Donald W. Fallon               Principal Accounting Officer)

    /s/ Leonard A. Mudry               Director                                August 17, 2005
--------------------------------
        Leonard A. Mudry

                                      II-7

                                  EXHIBIT INDEX

   4.1      Form of Registrant's Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Annual Report on
            Form 10-KSB for the fiscal year ended December 31, 2004 (the "2004
            10-KSB"))

   4.2      CepTor Agreement, dated March 31, 2004 (the "CepTor Agreement"), by and among William Pursley, Xechem and the Registrant (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated December 9, 2004 (the "2004 Form 8-K"))

   4.3      First Amendment to CepTor Agreement effective April 23, 2004, by and among William Pursley, the Registrant and Xechem (incorporated herein by reference to Exhibit 4.2 to the 2004 8-K)

   4.4      Second Amendment to CepTor Agreement, dated December 9, 2004, by and among William Pursley, the Registrant and Xechem (incorporated by reference to Exhibit 4.3 to the 2004 8-K)

   4.5      Form of Unit Warrant (incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form SB-2 as filed with the SEC on February 11, 2005 (the "Form SB-2"))

   4.6      Form of Amended and Restated Convertible Promissory Note
            (incorporated herein by reference to Exhibit 4.7 to the 2004 10-KSB)

   4.7      Form of Subscription Agreement (incorporated herein by reference to
            Exhibit 4.6 to the Form SB-2)

   4.8      Amended and Restated Founders' Plan (incorporated herein by reference to Exhibit 10.5 to the 2004 10-KSB)

   4.9      2004 Incentive Stock Plan (incorporated herein by reference to
            Exhibit 10.6 to the Form SB-2)

   4.10     Deferred Stock Plan for Non-Employee Directors under the 2004
            Incentive Stock Plan (incorporated by reference to Exhibit 10.7 to the 2004 10-KSB)

   4.11     Security Purchase Agreement, dated June 17, 2005, by and between the
            Registrant, Xechem and William Pursley (incorporated herein by reference as Exhibit 99.01 to the Registrant's Current Report on
            Form 8-K, filed on June 20, 2005)

     5*     Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

  23.1*     Consent of Marcum & Kliegman LLP

  23.2*     Consent of WithumSmith+Brown, P.C.

  23.3*     Consent of Olshan Grundman Frome Rosenzweig &Wolosky LLP (contained in Exhibit 5)

  24*       Powers of Attorney (included on the signature page of this
            Registration Statement)

--------------------------
*    Filed herewith

                                      II-8